 Exhibit 10.1

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

AMENDED AND RESTATED

SUBORDINATED PROMISSORY NOTE

$500,000	August 25, 2017

For value received, Novume Solutions, Inc., a Delaware corporation (the “Company”), as assignee of KeyStone Solutions, Inc., a Delaware corporation (“KeyStone”), promises to pay to Avon Road Partners, L.P. (the “Holder”), the principal sum of Five Hundred Thousand Dollars ($500,000) or such other amount as may have been advanced and may be outstanding from time to time (the “Principal Amount”). Simple interest shall accrue from the date of this Note on the unpaid principal amount at a rate equal to the lower of (i) 9% per annum, or (ii) the highest rate permitted by applicable law. This Note is one of a series of Subordinated Promissory Notes containing substantially identical terms and conditions issued pursuant to that certain Subordinated Note and Warrant Purchase Agreement, dated March 16, 2016 (the “Purchase Agreement”) by and between KeyStone and the other parties thereto including the Holder. Such Notes are referred to herein as the “Notes,” and the holders thereof are referred to herein as the “Holders.” This Note is subject to the following terms and conditions.

1. Maturity.

This Note will automatically mature and be due and payable on March 16, 2019 (the “Maturity Date”). Interest shall accrue on this Note and shall be payable monthly in arrears. Notwithstanding any of the foregoing, the entire unpaid principal sum of this Note, together with accrued and unpaid interest thereon, shall become immediately due and payable upon the insolvency of the Company, the commission of any act of bankruptcy by the Company, the execution by the Company of a general assignment for the benefit of creditors, the filing by or against the Company of a petition in bankruptcy or any petition for relief under the federal bankruptcy act or the continuation of such petition without dismissal for a period of ninety (90) days or more, or the appointment of a receiver or trustee to take possession of the property or assets of the Company.

2. Payment; Prepayment. All payments shall be made in lawful money of the United States of America at such place as the Holder hereof may from time to time designate in writing to the Company. Payment shall be credited first to the accrued interest then due and payable and the remainder applied to principal. This Note may be prepaid in whole or in part from time to time by the Company.

3. Nature of Obligation. This Note is a general unsecured obligation of the Company.

4. Transfer; Successors and Assigns. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Notwithstanding the foregoing, the Holder may not assign, pledge or otherwise transfer all or any part of this Note without the prior written consent of the Company, except to (a) in the case of any Holder who is an individual, (i) the spouses or former spouses, parents, siblings or descendants of such Holder, (ii) all trusts for the benefit of such Holder or the individuals listed in clause (i), (iii) all persons principally owned by and/or organized or operating for the benefit of any of the foregoing and (iv) all Affiliates of such Holder; and (b) in the case of any Holder that is an entity, (i) any Affiliate of such Holder, or (ii) any person to which such Holder shall transfer all or substantially all of its assets. For purposes hereof, “Affiliate” of a Holder means (x) solely in the case of Avon Road Partners, LP, any member, shareholder or partner of such Holder as of the date hereof and (y) any other person that directly or indirectly (including through one or more intermediaries) controls, is controlled by, or is under common control with, such Holder. The term “control” (including the terms “controlled by” and “under common control with”) as used in this defined term means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

5. Governing Law. This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

6. Jurisdiction and Venue. Each of the Holder and the Company irrevocably consents to the exclusive jurisdiction and venue of any court within Fairfax County, Virginia, in connection with any matter based upon or arising out of this Note or the matters contemplated herein, and agrees that process may be served upon them in any manner authorized by the laws of the Commonwealth of Virginia for such persons.

7. Amendments and Waivers. The amendment or waiver of any term in this Note shall be conducted pursuant to Section 7(h) of the Purchase Agreement.

8. Subordination. The Holder acknowledges and agrees, unconditionally, that the Company’s payment obligations under this Note may, without the Holder’s consent, be subordinated to the obligations of the Company to its lenders under the Company’s financing facility, if at an time the Company enters into any such financing facility, including any increase in the size of such facility from time to time (the lenders under any such facility, the “Lenders”). At any time that the Company is subject to payments to Lenders, until such obligations of the Company to any such Lenders have been satisfied in full and all commitments of the Lenders to loan money to the Company have terminated, no payments under this Note shall be paid to Holder, and any payment received by Holder shall be held in trust for the Lenders and shall be immediately turned over to Lenders. By accepting this Note, the Holder agrees to execute a subordination agreement with any Lender or Lenders evidencing such subordination as requested by the Company and/or its Lenders. If the terms or conditions of any subordination agreement with any Lender shall change, the Holder shall execute and deliver such further documents or instruments as such Lender may reasonably request in order to give effect to the provisions of such subordination agreement and the provisions of this Note.

[Signature page follows]

COMPANY:

NOVUME SOLUTIONS, INC.

By:	/s/ Riaz Latifullah

Name:	Riaz Latifullah

Title:	Chief Financial Officer

Address:

14420 Albemarle Point Place, Suite 200
Chantilly, VA 20151

Copy To:

Morris DeFeo
Crowell & Moring, LLP
1001 Pennsylvania Avenue NW
Washington, D.C. 20004

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